Exhibit 99.1

PDS Biotech Announces Clinical Trial of Its Lead Immunotherapy Product, PDS0101, in Combination with Chemoradiotherapy in Advanced Cervical Cancer

Florham Park, NJ, June 4, 2020 - PDS Biotechnology Corporation (Nasdaq: PDSB), a clinical-stage immunotherapy company developing novel cancer therapies and infectious disease vaccines based on the Company’s proprietary Versamune® T-cell activating technology, today announced a Phase 2 clinical trial to evaluate its lead immunotherapy product, PDS0101, in combination with standard of care chemoradiotherapy for treatment of locally advanced cervical cancer.

The clinical trial will be conducted at The University of Texas MD Anderson Cancer Center and the Lyndon B. Johnson Hospital in Houston by Ann H. Klopp, M.D., Ph.D., Associate Professor of Radiation Oncology and Olsi Gjyshi, M.D., Ph.D. The clinical trial will investigate the safety and anti-tumor efficacy of the PDS0101-chemoradiation combination, and their correlation with critical biomarkers of an immune response in patients with locally advanced cervical cancer.

On September 19, 2019, PDS Biotech announced the results of a PDS0101 Phase 1 clinical study in cervical neoplasia (pre-cervical cancer) patients.  PDS0101 is being developed to treat multiple cancers associated with HPV infection, including anal, cervical and head and neck cancers.  In the Phase 1 study, PDS0101 demonstrated potent in vivo induction of active killer T-cells that target cancer cells containing the cancer-causing HPV proteins, as well as an excellent safety profile with no limiting toxicities.  Treatment with PDS0101 resulted in complete lesion regression in most of the patients. HPV infection is responsible for over 99% of cervical cancers.  PDS Biotech currently anticipates initiating this clinical study within a few months.

“We are pleased to announce this Phase 2 clinical trial being performed to further validate our novel Versamune®-based immunotherapy platform and lead asset PDS0101,” said Dr. Frank Bedu-Addo, CEO of PDS Biotech. “We look forward to investigating PDS0101 as a potentially safe and effective immunotherapeutic combination with standard of care chemoradiotherapy to improve the treatment options for women with locally advanced cervical cancer.”

About PDS Biotechnology

PDS Biotech is a clinical-stage immunotherapy company with a growing pipeline of cancer immunotherapies and infectious disease vaccines based on the Company’s proprietary Versamune® T-cell activating technology platform. Versamune® effectively delivers disease-specific antigens for in vivo uptake and processing, while also activating the critical type 1 interferon immunological pathway, resulting in production of potent disease-specific killer T-cells as well as neutralizing antibodies. PDS Biotech has engineered multiple therapies, based on combinations of Versamune® and disease-specific antigens, designed to train the immune system to better recognize disease cells and effectively attack and destroy them. To learn more, please visit www.pdsbiotech.com or follow us on Twitter at @PDSBiotech.

About PDS0101

PDS Biotech’s lead candidate, PDS0101, combines the utility of the Versamune® platform with targeted antigens in HPV-expressing cancers.  In separate partnerships with Merck and Co. and the National Cancer Institute (NCI), PDS Biotech is preparing to initiate two additional Phase 2 studies in head and neck cancer and in HPV-related advanced cancer respectively.

Forward Looking Statements

This communication contains forward-looking statements (including within the meaning of Section 21E of the United States Securities Exchange Act of 1934, as amended, and Section 27A of the United States Securities Act of 1933, as amended) concerning PDS Biotechnology Corporation (the “Company”) and other matters. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of the Company’s management, as well as assumptions made by, and information currently available to, management. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “may,” “will,” “should,” “would,” “expect,” “anticipate,” “plan,” “likely,” “believe,” “estimate,” “project,” “intend,” and other similar expressions among others. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: the Company’s ability to protect its intellectual property rights; the Company’s anticipated capital requirements, including the Company’s anticipated cash runway and the Company’s current expectations regarding its plans for future equity financings; the timing for the Company or its partners to initiate the planned clinical trials for its lead asset PDS0101; the Company’s interpretation of the results of its Phase 1 trial for PDS0101 and whether such results are sufficient to support additional trials or the future success of such trials; the successful implementation of the Company’s research and development programs and collaborations, including any collaboration studies concerning PDS0101 and the Company’s interpretation of the results and findings of such programs and collaborations and whether such results are sufficient to support the future success of the Company’s product candidates; the acceptance by the market of the Company’s product candidates, if approved; the timing of and the Company’s ability to obtain and maintain U.S. Food and Drug Administration or other regulatory authority approval of, or other action with respect to, the Company’s product candidates; and other factors, including legislative, regulatory, political and economic developments not within the Company’s control, including unforeseen circumstances or other disruptions to normal business operations arising from or related to COVID-19. The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere, including the risk factors included in the Company’s annual and periodic reports filed with the SEC. The forward-looking statements are made only as of the date of this press release and, except as required by applicable law, the Company undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.
Media & Investor Relations Contact:

Deanne Randolph
PDS Biotech
Phone: +1 (908) 517-3613

Email: drandolph@pdsbiotech.com

Tram Bui / Alexander Lobo
The Ruth Group
Phone: +1 (646) 536-7035 / +1 (646) 536-7037
Email: tbui@theruthgroup.com / alobo@theruthgroup.com